Exhibit A
(as of December 19, 2025)

First Trust Dow Jones Select MicroCap IndexSM Fund (FDM)
First Trust Morningstar® Dividend LeadersSM Index Fund (FDL)
First Trust NASDAQ-100 Equal Weighted IndexSM Fund (QQEW)
First Trust NASDAQ-100-Technology Sector IndexSM Fund (QTEC)
First Trust US Equity Opportunities ETF (FPX)
First Trust NYSE Arca Biotechnology Index Fund (FBT)
First Trust Dow Jones Internet IndexSM Fund (FDN)
First Trust Capital Strength ETF (FTCS)
First Trust Value Line® Dividend Index Fund (FVD)
First Trust NASDAQ-100 Ex-Technology Sector IndexSM Fund (QQXT)
First Trust NASDAQ® Clean Edge® Green Energy Index Fund (QCLN)
First Trust S&P REIT Index Fund (FRI)
First Trust Natural Gas ETF (FCG)
First Trust Water ETF (FIW)
First Trust NASDAQ ABA Community Bank Index Fund (QABA)
First Trust Dow 30 Equal Weight ETF (EDOW)
First Trust Lunt U.S. Factor Rotation ETF (FCTR)
FT Vest Gold Strategy Quarterly Buffer ETF (BGLD)
FT Vest Gold Strategy Target Income ETF (IGLD)
First Trust Growth Strength ETF (FTGS)
First Trust Indxx Advanced Aerospace & Defense ETF (MISL)
First Trust Bloomberg Inflation Sensitive Equity ETF (FTIF)
First Trust S&P 500 Diversified Free Cash Flow ETF (FCFY)
First Trust WCM Developing World Equity ETF (WCME)
First Trust WCM International Equity ETF (WCMI)
FT Vest Bitcoin Strategy & Target Income ETF (DFII)
FT Vest Bitcoin Strategy Floor15 ETF – April (BFAP)
FT Vest Bitcoin Strategy Floor15 ETF – July (BFJL)
FT Vest Bitcoin Strategy Floor15 ETF - October (BFOC)
FT Vest Laddered Autocallable Barrier & Income ETF (ACYN)